Exhibit 99.1
5711 S 86TH CIRCLE • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 596-8902
Internet: www.infoGROUP.com
FOR IMMEDIATE RELEASE
October 27, 2008
CONTACT:
Lisa Olson - Senior Vice President, Corporate Relations
Phone: (402) 593-4541
E-Mail: lisa.olson@infogroup.com
Stormy Dean - Chief Financial Officer
Phone: (402) 593-4500
E-Mail: stormy.dean@infogroup.com
infoGROUP Reports Preliminary 3rd Quarter Results
•	Revenue of $181.9 Million for Third Quarter and Record Revenue of $560.2 Million for the First Nine Months of Fiscal Year 2008.
(OMAHA, NE) — The following table presents preliminary, unaudited financial results and selected balance sheet items for infoGROUP Inc. (Nasdaq: IUSA) (“infoGROUP” or the “Company”) for the third quarter and the nine months ended September 30, 2008:

				Nine Months		Nine Months
	3rd Quarter	3rd Quarter		ended Sept. 30		ended Sept. 30
(Amounts in thousands, except per share amounts)	2008	2007		2008		2007
Net sales	$181,880	$184,972		$560,214		$502,929	*
Cost of goods and services	77,567	71,553		237,115		198,733
Selling, general and administrative	95,559	71,357		268,444		212,952
Depreciation (1)	6,059	5,696		17,967		15,613
Amortization of intangible assets	4,367	4,957		13,207		13,354

Operating income (loss)	(1,672) **	31,409	*	23,481	**	62,277	*
Other expense (2)	(3,859)	(4,670)		(11,370)		(15,183)
Income (Loss) before taxes	(5,531)	26,739		12,111		47,094
Income taxes	(1,421)	9,708		5,283		17,386
Net income (loss)	(4,110)	17,031		6,828		29,708
Earnings (Loss) per share	$(0.07)	$0.31		$0.12		$0.53
Weighted average shares outstanding	57,054	55,837		56,698		55,605

Total debt	$312,816	$301,185		$312,816		$301,185
Capital expenditures	10,509	4,466		25,056		17,355
EBITDA	9,213	42,983		56,908		91,868

(1)	Depreciation of tangible assets and amortization of capitalized software.

(2)	Investment income and interest expense.

*	The results for the 2007 third quarter and the nine months ended September 30, 2007 include one-time revenue of $9.9 million and operating income of $9.2 million in connection with the Naviant Inc. litigation settlement.

**	The results for the 2008 third quarter include non-recurring charges of $17.3 million, primarily related to the Derivative Litigation (as defined below) and the Special Litigation Committee’s investigation and related remediation efforts as outlined in the Stipulation of Settlement (as defined below) and severance payment to the former CEO in connection with the Stipulation of Settlement. The results for the 2008 third quarter do not include potential payment of plaintiffs’ attorneys fees and expenses that the Delaware Court (as defined below) may order the Company to pay in connection with the Derivative Litigation and the Stipulation of Settlement. The results for the 2008 third quarter also include $2.5 million in non-cash accounting adjustments primarily for the write-down of assets, and $1.8 million in adjustments for costs associated with facility closures. See below under “Financial Highlights” for more information.
RESULTS OF OPERATIONS
“infoGROUP had a positive third quarter despite the economic headwinds,” said Bill Fairfield, the new Chief Executive Officer of infoGROUP. “We are fortunate not to be dependent on any particular sector nor do we have a high concentration of customers in one area. Our customer base is broad and spread across all industry sectors and sizes of businesses.”
Fairfield added, “We are in the process of taking an in-depth look at our business and programs and determining the optimal investments that will create greater organic growth and greater value for our shareholders.”
“In addition, we are also rationalizing our business structure and improving our infrastructure efficiencies in order to be more cost effective,” Fairfield said. “While we can not predict the future in these uncertain times, we are cautiously optimistic about the near term.”
FINANCIAL HIGHLIGHTS
During the third quarter of 2008, infoGROUP delivered revenue of $181.9 million, compared to $185.0 million for the same period in 2007. Revenue for the third quarter of 2007 included $9.9 million received from the final settlement in the database license agreement litigation with Naviant Inc. Excluding the amount received from the Naviant litigation settlement, revenue grew 4% in the third quarter of 2008 compared to the same period in 2007.
The segment revenue for the third quarter of 2008 was as follows:
•	Revenue for the Data Group in the third quarter was $74.4 million, compared to $92.7 million for the same period last year. The revenue from the third quarter of 2007 includes $9.9 million from the Naviant litigation settlement and $3.6 million from revenue associated with the First Data Resources license agreement which was not renewed in 2008.
•	Revenue for the Services Group in the third quarter was $42.0 million compared to $36.0 million for the same period last year, an increase of 16%.
•	Revenue for the Marketing Research Group in the third quarter was $65.5 million compared to $56.3 million for the same period last year, an increase of 16%.
infoGROUP’s operating loss for the third quarter of 2008 was $(1.7) million, compared to income of $31.4 million in the third quarter of 2007. During the third quarter of 2008, the Company recorded approximately $17.3 million in non-recurring charges. These charges included $10.2 million in severance payments primarily to the former CEO of the Company, Vinod Gupta, in connection with the Stipulation of Settlement entered into on August 20, 2008 by the parties to the Derivative Litigation (as defined below) (the “Stipulation of Settlement”) and $7.1 million in legal expenses and professional fees related to In re infoUSA, Inc. Shareholders Litigation, Consol. Civil Action No. 1956-CC (Del. Ch.) (the “Derivative Litigation”) filed in the Court of Chancery for the State of

Delaware in and for New Castle County (the “Delaware Court”) and the Special Litigation Committee’s investigation. Excluding these non-recurring charges of $17.3 million, the operating income for the third quarter of 2008 would have been $15.6 million, compared to an operating income for the third quarter of 2007, excluding the Naviant litigation settlement, of $22.2 million.
During the third quarter of 2008, the Company also recorded $2.5 million in non-cash accounting adjustments primarily for the write-down of assets and $1.8 million for costs associated with facility closures.
The preliminary results for the third quarter of 2008 presented in this press release do not include as part of operating expenses the potential payment of plaintiffs’ attorneys fees and expenses that the Delaware Court may order the Company to pay in connection with the Derivative Litigation and the Stipulation of Settlement. At the time of this release, the Company is not able to estimate the amount of such payment. The documents submitted to the Delaware Court by the parties to the Derivative Litigation state that the plaintiffs may seek an award of attorneys fees and expenses of no more than $7 million. If the Company is able to estimate the amount for the payment prior to the filing of the Company’s Quarterly Report on Form 10-Q for the third quarter of 2008, the Company expects to update the results for the third quarter in the Form 10-Q to reflect such amount as part of operating expenses.
As of September 30, 2008 the Company has incurred $19.7 million in legal expenses and professional fees related to the Derivative Litigation and the Special Litigation Committee’s investigation. This amount includes $3.0 million in 2007 and $16.7 million for the nine months ended September 30, 2008. These expenses include $9.7 million for counsel to the Special Litigation Committee, $4.1 million for counsel to the former CEO of the Company, Vinod Gupta, $2.3 million for the Company’s independent certified public accountants, $1.6 million for counsel to other director defendants, $1.2 million for counsel to the Company, $0.7 million for the Special Litigation Committee members, and $0.1 million for all other related costs. The Company expects to incur additional expenses related to the Derivative Litigation during the remainder of 2008.
infoGROUP’s loss per share for the third quarter of 2008 was $(0.07) versus earnings per share of $0.31 in the third quarter of 2007. Adjusted earnings per share for the third quarter of 2008 excluding the non-recurring charges of $17.3 million (which are described above) was $0.12. Adjusted earnings per share for the third quarter of 2007 excluding the non-recurring income of $9.2 million from the Naviant litigation settlement was $0.21. EBITDA for the third quarter of 2008 was $9.2 million versus $43.0 million in the third quarter of 2007. Adjusted EBITDA for the third quarter of 2008 excluding the effects of the non-recurring charges of $17.3 million was $26.5 million. Adjusted EBITDA for the third quarter of 2007 excluding the effects of the non-recurring income from the Naviant litigation settlement was $33.8 million.
Due to the non-recurring charges incurred, and expected to be incurred in the remainder of 2008, in connection with the Derivative Litigation and the Stipulation of Settlement, previously issued guidance for 2008, or any portion thereof, is no longer applicable and investors should not rely on any such guidance. The Company currently does not intend to provide any additional guidance for 2008, or any portion thereof.
“We have taken all aspects of the Derivative Litigation extremely seriously,” said Fairfield. “We are in the final stages of implementing the new corporate governance policies and continue to make positive steps to help move the Company forward.”

Fairfield added, “Now that this chapter in our Company’s history is nearly to a close, we can concentrate our efforts on being transparent and communicating both internally and externally with our employees, clients and shareholders, accelerating our profitable organic growth and improving our financial foundation – ultimately increasing our shareholder value.”
The following are highlights of infoGROUP’s accomplishments in the third quarter of 2008:
Data Group
†	Announced partnership with TeleCommunication Systems, Inc. (TCS), a leading provider of mission-critical wireless communication services for search and navigation applications.

†	Announced partnership with MerchantCircle and UniversalBusinessListings.org (UBL) to improve and distribute online business profiles to search, navigation and 411 markets.

†	infoUK completed compiling the United Kingdom Database in September — 3.1 million records compiled in Scotland, Wales, England and Northern Ireland.

†	American Medical Information has increased it’s email addresses to the physician’s database by 43%.

†	SalesGenie announced a new mobile site so sales professionals can now access their existing leads or new prospects at any time, in any place via their mobile device.

†	SalesGenie added a new mapping feature so subscribers of SalesGenie can optimize their sales time. By incorporating Google Maps, API Premier and SalesGenie data, it makes it quick and easy to organize sales calls and reach quality prospects.

†	OneSource Business Information Services has added major new capabilities including integration to the leading business social network and expanded global coverage. The global expansion results in a 150% increase in European company coverage and has also increased Latin American coverage in countries such as Argentina, Brazil, Chile, Columbia, and Mexico.
Services Group
†	Significant organic growth in our Acquisition and Retention Email businesses, especially in our Yesmail, Walter Karl and Edith Roman Divisions.

†	Continued to establish strategic partnerships that enhance the richness of our marketing databases to improve performance for both our Direct Mail and Email products.

†	Continued expansion and building from the Company’s Yesmail Direct product for small business owners with over 2,000 trial users in the third quarter of 2008.

†	Launched a new analytical product, “Referral Response Systems,” at Donnelley Marketing/Triplex which offers analytical campaign performance analysis.

†	Continued expansion into foreign markets, especially on the digital side of the business to meet the needs of the large U.S. customers expanding into these markets, especially in Western Europe, India and China.

†	Successfully integrated Direct Media, an acquisition in the first quarter of 2008.

Marketing Research Group
†	Macro International was awarded the MEASURE DHS contract by the U.S. Agency for International Development (USAID). The $142 million, five-year contract will serve as the Bureau for Global Health’s primary demographic and health data collection effort.

†	Opinion Research Corporation (US) launched Caravan International, a weekly online omnibus study which provides cost-efficient international consumer research to measure brand awareness, product image, advertising awareness, concept testing, emerging market trends, and other questions relevant to marketers. Initial countries included in the launch were Canada, the United Kingdom, France, Germany, Italy and Spain. Additional countries will be added in the near future.
NON-GAAP INFORMATION
In addition to disclosing results determined in accordance with generally accepted accounting principles, or GAAP, infoGROUP also discloses the following non-GAAP measures: (1) earnings before interest expense, income taxes and depreciation and amortization, or EBITDA, (2) adjusted EBITDA excluding the effects of the non-recurring charges related to the Derivative Litigation and the Stipulation of Settlement, and the non-recurring income from the Naviant litigation settlement and (3) adjusted earnings per share excluding the effects of the non-recurring charges related to the Derivative Litigation and the Stipulation of Settlement, and the non-recurring income from the Naviant settlement.
Management believes EBITDA provides useful supplemental information to management and investors because management uses this information internally for evaluating the aggregate performance of the Company’s operating businesses. In addition, EBITDA is commonly used as an analytical indicator within infoGROUP’s industry and is a component of the Company’s financial covenant calculations under its credit facilities, subject to certain adjustments. Additionally, management excludes the effects of the non-recurring charges related to the Derivative Litigation and the Stipulation of Settlement and the non-recurring income from the Naviant litigation settlement because such items resulted from events that are non-recurring and are not part of on-going operations. Management believes that adjusted earnings per share and adjusted EBITDA provide useful supplemental information to management and investors because they better reflect the Company’s on-going performance and business operations during the periods presented and is more useful to investors for comparative purposes.
All companies do not calculate non-GAAP measures in the same manner and the non-GAAP financial measures presented in this press release may not be comparable to similar measures used by other companies. Non-GAAP measures should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP as measures of the Company’s profitability or liquidity.
See the tables in this press release for a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, and earnings (loss) per share to adjusted earnings per share.

CONFERENCE CALL
The Company will host its third quarter conference call on October 28, 2008 at 8:30 a.m. Eastern time. To access the conference call, please dial 866-700-5192 (international 617-213-8833), passcode 47427649, approximately 10 minutes prior to the start of the call. A replay of the call will be available from 10:00 a.m. Eastern time, October 28, 2008 through midnight Eastern time, November 4, 2008. The replay number is 888-286-8010 (international 617-801-6888), passcode 89269062. A live webcast of the conference call will be available at the Company’s Investor Relations web site, http://ir.infoGROUP.com.
About infoGROUP
infoGROUP (www.infoGROUP.com), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoGROUP has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoGROUP database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoGROUP’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoGROUP headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infoGROUP.com.
Forward-looking Statements
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, risks associated with litigation, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.
(INCOME STATEMENT FOLLOWS)

infoGROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	FOR THE QUARTER ENDED					FOR THE NINE MONTHS ENDED
	September			September		September			September
	30, 2008			30, 2007		30, 2008			30, 2007
	(unaudited)			(unaudited)		(unaudited)			(unaudited)
Net sales	$181,880			$184,972	*	$560,214			$502,929	*
Costs and expenses:
Cost of goods and services	77,567			71,553		237,115			198,733
Selling, general and administrative	95,559			71,357		268,444			212,952
Depreciation and amortization of operating assets (1)	6,059			5,696		17,967			15,613
Amortization of intangible assets	4,367			4,957		13,207			13,354

	183,552			153,563		536,733			440,652

Operating income (loss)	(1,672)	*	*	31,409	*	23,481	*	*	62,277	*

Other income (expense):
Investment income	134			606		1,758			660
Other charges	325			315		495			(36)
Interest expense	(4,318)			(5,591)		(13,623)			(15,807)

Income (Loss) before income taxes	(5,531)			26,739		12,111			47,094
Income taxes	(1,421)			9,708		5,283			17,386

Net income (loss)	$(4,110)			$17,031		$6,828			$29,708

BASIC & DILUTED EARNINGS (LOSS) PER SHARE:
Basic earnings (loss) per share	$(0.07)			$0.31		$0.12			$0.53

Diluted earnings (loss) per share	$(0.07)			$0.30		$0.12			$0.53

Basic weighted average shares outstanding	57,054			55,837		56,698			55,605

Diluted weighted average shares outstanding	57,054			56,017		56,700			55,826

(1)	Depreciation of tangible assets and amortization of capitalized software.

*	The results for the 2007 third quarter and the nine months ended September 30, 2007 include one-time revenue of $9.9 million and operating income of $9.2 million in connection with the Naviant Inc. litigation settlement.

**	The results for the 2008 third quarter include non-recurring charges of $17.3 million, primarily related to the Derivative Litigation and the Special Litigation Committee’s investigation and related remediation efforts as outlined in the Stipulation of Settlement and severance payment to the former CEO in connection with the Stipulation of Settlement. The results for the 2008 third quarter do not include potential payment of plaintiffs’ attorneys fees and expenses that the Delaware Court may order the Company to pay in connection with the Derivative Litigation and the Stipulation of Settlement. The results for the 2008 third quarter also include $2.5 million in non-cash accounting adjustments primarily for the write-down of assets, and $1.8 million in adjustments for costs associated with facility closures.
The following provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA:

	FOR THE QUARTER ENDED					FOR THE NINE MONTHS ENDED
	September		September			September		September
	30, 2008		30, 2007			30, 2008		30, 2007
Net income (loss)	$(4,110)		$17,031			$6,828		$29,708
Interest expense	4,318		5,591			13,623		15,807
Income taxes	(1,421)		9,708			5,283		17,386
Depreciation and amortization of operating assets	6,059		5,696			17,967		15,613
Amortization of intangible assets	4,367		4,957			13,207		13,354

EBITDA	$9,213		$42,983			$56,908		$91,868

Non-recurring charges (income)	17,306	*	(9,162)	*	*	26,971	*	(9,162)	*	*

EBITDA adjusted to exclude the effects of non-recurring charges (income)	$26,519		$33,821			$83,879		$82,706

The following provides a reconciliation of basic earnings (loss) per share to adjusted earnings per share:

	FOR THE QUARTER ENDED		FOR THE NINE MONTHS ENDED
	September	September	September		September
	30, 2008	30, 2007	30, 2008		30, 2007
Basic earnings (loss) per share	$(0.07)	$0.31	$0.12		$0.53
Effect of non-recurring charges (income) (see below)	$0.19	$(0.10)	$0.29		$(0.10)

Basic earnings per share adjusted to exclude the effects of non-recurring charges (income)	$0.12	$0.21	$0.41		$0.43

Non-recurring charges (income)	17,306 *	(9,162) **	26,971	*	(9,162) **
Income tax effect of non-recurring charges (income)	(6,576)	3,504	(10,249)		3,504

Impact of non-recurring charges (income) on net income	$10,730	$5,658	$16,722		$5,658

Basic weighted average shares outstanding	57,054	55,837	56,698		55,605

Effect of non-recurring charges (income) on basic earnings (loss) per share	$0.19	$(0.10)	$0.29		$(0.10)

*	Non-recurring charges for the third quarter of 2008 include those items described above under “Financial Highlights”. Non-recurring charges for the nine months ended September 30, 2008 include $17,306 for the third quarter of 2008 plus $9,665 in legal and professional fees related to the Derivative Litigation and the Special Committee’s investigation for the six months ended June 30, 2008.

**	Non-recurring income for 2007 includes income related to the Naviant litigation settlement.

infoGROUP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)
Assets
Cash and cash equivalents	$8,908	$9,924
Marketable securities	2,684	2,285
Accounts receivable	57,754	78,573
Accounts receivable-list brokerage	92,042	68,369
Accounts receivable – unbilled services	32,155	25,114
Deferred income taxes	9,708	4,041
Income taxes receivable	1,985	0
Prepaid expenses	11,438	9,425
Assets held for sale	2,978	0
Deferred marketing costs	1,976	2,234

Total current assets	221,628	199,965
Property and equipment, net	68,458	67,950
Intangible assets, net	536,978	533,280
Other assets	5,952	11,446

	$833,016	$812,641
Liabilities
Current portion of long-term debt	3,022	4,944
Accounts payable	32,631	23,312
Accounts payable-list brokerage	77,867	63,807
Accrued payroll expenses	41,936	39,507
Accrued expenses	22,060	22,158
Income taxes payable	0	3,288
Deferred revenue	59,060	71,922
Total current liabilities	236,576	228,938

Long-term debt, net of current portion	309,794	278,283
Deferred income taxes	26,632	31,046
Other liabilities	6,880	5,848
Stockholders’ equity
Common stock	142	141
Paid-in capital	146,370	137,106
Retained earnings	116,946	129,908
Note receivable — shareholders	(9,000)	0
Accumulated other comprehensive income (loss)	(1,324)	1,371
Total stockholders’ equity	253,134	268,526

	$833,016	$812,641